CAPPED LEVERAGED INDEX RETURN NOTES® (CAPPED LIRNs®)	Filed Pursuant to Rule 433 Registration No. 333-268718

Capped LIRNs® Linked to an Global Equity Index Basket
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$1.00
-90.00%
-50.00%
$6.00
-40.00%
-20.00%
$9.00
-10.00%
-15.00%
$9.50
-5.00%
-10.00%
$10.00
0.00%
-5.00%
$10.00
0.00%
-3.00%
$10.00
0.00%
   0.00%
 $10.00
0.00%
2.00%
$10.40
4.00%
5.00%
$11.00
10.00%
9.75%
   $11.95(1)
19.50%
10.00%
$11.95
19.50%
 30.00%
$11.95
19.50%
35.00%
$11.95
19.50%
40.00%
$11.95
19.50%
50.00%
$11.95
19.50%
60.00%
$11.95
19.50%
(1)     The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately two years
Market Measure
An international equity index basket comprised of the S&P 500® Index (Bloomberg symbol: “SPX”), the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index (Bloomberg symbol: “SMI”), the S&P/ASX 200 Index (Bloomberg symbol: “AS51”) and the FTSE® China 50 Index (Bloomberg symbol: “XIN0I”). Each Basket Component is a price return index. The S&P 500® Index will be given an initial weight of 60.00%, the EURO STOXX 50® Index will be given an initial weight of 12.00%, the MSCI Emerging Markets Index will be given an initial weight of 10.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 6.00%, each of the Swiss Market Index and the S&P/ASX 200 Index will be given an initial weight of 2.25%, and the FTSE® China 50 Index will be given an initial weight of 1.50%

Payout Profile at Maturity
●
2-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value
●
1-to-1 downside exposure to decreases in the Market Measure beyond a 10% decline, with 90% of your principal at risk

Capped Value	[$11.75 to $12.15] per unit, a [17.50% to 21.50%] return over the principal amount to be determined on the pricing date
Participation Rate	200.00%
Threshold Value	90% of the Starting Value of the Market Measure
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1682472/000148105723001927/bofa-32465_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.
●
Changes in the level of one of the Basket Components may be offset by changes in the level of the other Basket Components.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar which you would have received if you had owned the securities in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.
●
An investment in the notes will involve risks associated with investments that are linked to the equity securities of issuers from emerging markets.
●
The removal of Russian securities from the MXEF may have a material adverse effect on the notes.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance's Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.